UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 22, 2008
F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)
FLORIDA

(State or Other Jurisdiction of Incorporation)

001-31940	25-1255406

(Commission File Number)	(IRS Employer Identification No.)

One F.N.B. Boulevard, Hermitage, PA	16148

(Address of Principal Executive Offices)	(Zip Code)
(724) 981-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     On October 22, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of F.N.B. Corporation (“Company”) approved an increase in the annual base salary for Robert V. New, Jr., the Company’s President and Chief Executive Officer. Effective January 1, 2009, Mr. New’s annual base salary will increase from $500,000 to $660,000.
     In determining to increase Mr. New’s base salary, the Committee took into consideration, in part, base salary information furnished by the Company’s consultant concerning the base salary paid by peer financial institutions to their Chief Executive Officers. Additionally, the Committee considered the fact that the Company’s consolidated assets have increased almost 40% since Mr. New was hired and the fact that the proposed increase will bring Mr. New’s base salary substantially in line with the base salary paid to the Company’s former Chief Executive Officer at the time he retired from the Chief Executive Officer position. Based on the Committee’s review of the foregoing information, the Committee concluded that since Mr. New’s current base salary is below market it should be adjusted to approximately the mid-point of the base salary amount paid to Chief Executive Officers by the Company’s peer financial institutions, thereby ensuring that his base salary remains competitive within the financial services industry.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION (Registrant)

By:	/s/Brian F. Lilly

Name:	Brian F. Lilly
Title:	Chief Financial Officer (Principal Financial Officer)
Dated: October 28, 2008